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                                                                   EXHIBIT 99.3


                                     OFFER

                                      BY


                    DELTA ACQUISITION LLC, AN AFFILIATE OF


                          NEWMONT MINING CORPORATION


                   TO ACQUIRE ALL OF THE ORDINARY SHARES OF

                            NORMANDY MINING LIMITED
(INCLUDING NORMANDY SHARES REPRESENTED BY NORMANDY AMERICAN DEPOSITARY SHARES)


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THE OFFER WILL EXPIRE AT 7:00 P.M., SYDNEY TIME, 3:00 A.M., NEW YORK CITY TIME, ON
           FEBRUARY 15, 2002, UNLESS EXTENDED (THE "EXPIRATION TIME").
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                                                                January ., 2002


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:


We have been appointed by Delta Acquisition LLC, a limited liability company organized in the State of Delaware ("Delta LLC"), to act as information agent (the "Information Agent") in connection with the amended offer by Delta LLC to acquire all of the ordinary shares (the "Normandy Shares") of Normandy Mining Limited, a company incorporated in Australia ("Normandy").



Delta LLC is an indirect, wholly owned limited liability company of Newmont Mining Corporation ("Newmont"). Assuming consummation of the reorganization transactions described in the Offer Document, the share consideration offered by Delta LLC will be the common stock of Delta Holdco Corp., which will be renamed Newmont Mining Corporation in the reorganization and will be the successor registrant to the company currently named Newmont Mining Corporation (which will be renamed "Newmont Gold Company"). If the reorganization does not take place, the share consideration offered by Delta LLC will be the common stock of Newmont. References in this document to "Newmont" include Newmont Mining Corporation, Delta Holdco Corp. and Delta LLC.



Newmont is offering to acquire all of the Normandy Shares (including Normandy Shares represented by Normandy American depositary shares ("Normandy ADSs"), in exchange for 3.85 Newmont shares for every 100 Normandy Shares and the U.S. dollar equivalent of A$0.50 per Normandy share (including Normandy shares represented by Normandy ADSs) for holders outside Australia, net to the seller in cash. Each Normandy ADS represents ten Normandy Shares. Holders of Normandy ADSs with registered addresses in the United States or Canada will be entitled to receive 38.5 Newmont shares for every 100 Normandy ADSs and the U.S. dollar equivalent of A$5.00 per Normandy ADS. The offer is subject to the terms and conditions set forth in the Offer Document, dated January 10, 2002 (the "Offer Document") and in the related ADS Letter of Transmittal (which is applicable only to holders of Normandy ADSs and which, together with the Offer Document and any amendments or supplements thereto, collectively constitute the "Offer").


Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Normandy ADSs registered in your name or in the name of your nominee.

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For your information and for forwarding to your clients for whom you hold
Normandy ADSs registered in your name or in the name of your nominee(s), we are enclosing copies of the following documents:

1. The Offer Document;


2. A Letter to Normandy Shareholders from Newmont Mining Corporation regarding the offer;



3. ADS Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Normandy ADSs in accepting the Offer with respect to their Normandy ADSs;



4. A printed form of letter that may be sent to your clients for whose accounts you hold Normandy ADSs registered in your name or in the name of your nominee(s), with space provided for obtaining such clients' instructions with regard to the Offer; and



5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.



WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER EXPIRES AT 7:00 P.M., SYDNEY TIME, 3:00 A.M., NEW YORK CITY TIME, ON FEBRUARY 15, 2002, UNLESS THE OFFER IS EXTENDED.


THE OFFER CANNOT BE ACCEPTED IN RESPECT OF NORMANDY SHARES BY MEANS OF AN ADS LETTER OF TRANSMITTAL. IF YOU HOLD NORMANDY SHARES FOR CLIENTS REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE, YOU WILL NEED TO PROVIDE THOSE CLIENTS WITH APPROPRIATE INSTRUCTIONS FOR ACCEPTING THE OFFER. AN ACCEPTANCE FORM OR INSTRUCTIONS FOR ACCEPTING THE OFFER IN RESPECT OF NORMANDY SHARES CAN BE OBTAINED FROM US AT THE CONTACT NUMBERS INDICATED BELOW.

In all cases, payment for Normandy ADSs accepted for exchange pursuant to the Offer will be made only after timely receipt by the ADS Exchange Agent of (i) Normandy American depositary receipts evidencing Normandy ADSs (or a confirmation of a book-entry transfer of such Normandy ADSs into the ADS Exchange Agent's account at The Depository Trust Company), (ii) an ADS Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent's message (as defined in the Offer Document) and (iii) any other required documents.

Guaranteed delivery procedures are not available in connection with the Offer.


Newmont will not pay any fees or commissions to any broker, dealer or other person (other than the ADS Exchange Agent and the Information Agent) in connection with the solicitation of acceptances of the Offer with respect to the Normandy ADSs. However, Newmont will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Newmont will pay or cause to be paid any stock transfer taxes payable with respect to the transfer and sale of Normandy ADSs to it pursuant to the Offer, except as otherwise provided in Instruction 6 of the ADS Letter of Transmittal and as described in section 5.14, "Terms of the offer--Stamp duty and brokerage fees," in the Offer Document.


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Any inquiries you may have with respect to the Offer should be directed to us at the address and telephone numbers below. Additional copies of the enclosed materials may also be obtained from us upon request.


                               Very truly yours,

                                [InnisFree Logo]




                        501 Madison Avenue, 20th Floor




                              New York, NY 10022





                        Banks and brokers call collect:



                                 212-750-5883



          All others call toll free in the United States and Canada:



                                 888-750-5835





NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER PERSON, THE AGENT OF NEWMONT, THE ADS EXCHANGE AGENT OR THE INFORMATION AGENT, OR AN AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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